UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Intellinetics, Inc.

(Exact name of registrant as specified in its charter)

Nevada	87-0613716
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

2190 Dividend Drive, Columbus, OH	43228
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.001 par value	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: N/A

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

Authorized Capital Stock

Our Articles of Incorporation, as amended, authorize the issuance of 25,000,000 shares of common stock.

As of September 7, 2022, we had issued and outstanding:

●	an aggregate of 4,073,757 shares of common stock;

●	an aggregate of 255,958 shares of our common stock issuable upon exercise of warrants with an expiration date of March 30, 2027, at exercise prices ranging from $4.00 to $15.00 per share; and

●	an aggregate of 497,330 shares of our common stock reserved for issuance under the 2015 Intellinetics Inc. Equity Incentive Plan.

As of September 7, 2022, we had no options issued to purchase any capital stock or other securities convertible into capital stock, other than stock options issued pursuant to the 2015 Intellinetics Inc. Equity Incentive Plan and reserved for under that Plan or otherwise as set forth above.

Description of Common Stock

Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders. Shares of common stock do not have cumulative voting rights. Holders of record of shares of common stock are entitled to receive dividends when and if declared by the Board of Directors. To date, we have not paid cash dividends. We intend to retain any earnings for the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future.

Any future determination as to the payment of cash dividends will depend on future earnings, results of operations, capital requirements, financial condition and such other factors as the Board of Directors may consider. Upon liquidation, dissolution or winding-up, the holders of our common stock are entitled to share ratably in all assets that are legally available for distribution.

Holders of our common stock do not have pre-emptive rights to subscribe for or to purchase any stock, obligations or other securities.

Warrants

The warrants outstanding as of September 7, 2022, to purchase 255,958 shares of our common stock are immediately exercisable, expire on March 30, 2027, and consist of the following:

●	warrants to purchase 3,000 shares of our common stock at an exercise price of $15.00 per share;
●	warrants to purchase 17,200 shares of our common stock at an exercise price of $12.50 per share;
●	warrants to purchase 16,000 shares of our common stock at an exercise price of $9.00 per share;
●	warrants to purchase 95,500 shares of our common stock at an exercise price of $4.00 per share; and
●	warrants to purchase 124,258 shares of our common stock at an exercise price of $4.62 per share.

* * * * *

Item 2. Exhibits.

Exhibit No.	Description

4.1	Form of Stock Certificate, included as Exhibit 4.1 to the 10-K filed on March 30, 2020, and incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 8, 2022	INTELLINETICS, INC.

	By:	/s/ James F. DeSocio
James F. DeSocio
Chief Executive Officer